Exhibit 99.1
                                                              NEWS


FOR IMMEDIATE RELEASE
--------------------------------

Contact:    Peter J. Pizzo, III
            Chief Financial Officer
            (404) 296-5595

     SEROLOGICALS COMPLETES DIVESTITURE OF SERAMED, INC. SUBSIDIARY
                   TO AVENTIS BIO-SERVICES, INC.

ATLANTA (August 21, 2000) - Serologicals Corporation (Nasdaq/NM: SERO) today announced that it has completed the divestiture of substantially all of the assets of its Seramed, Inc. subsidiary, which operated 47 non-specialty donor centers, to Aventis Bio-Services, Inc., a wholly-owned subsidiary of Aventis Behring L.L.C. The purchase price was approximately $21.4 million cash at closing, which included the acquisition of certain components of working capital in the amount of $1.1 million and is subject to adjustment based on actual working capital, as defined, as of the closing date. Serologicals retained the remaining working capital of approximately $11.6 million. The Company intends to use the proceeds from the transaction to reduce indebtedness and for general corporate purposes.

     David A. Dodd, president and chief executive officer of Serologicals, said, "We are confident that this divestiture will enable a more successful focus on the growth opportunities of our diagnostic and specialty therapeutic businesses. The proceeds will provide us with considerable financial flexibility to fund an expansion of our current operations and to pursue additional growth strategies."

     Serologicals Corporation, headquartered in Atlanta, is a leading worldwide provider of biological materials and services to major healthcare companies. The Company provides value-added antibody-based products that are used as the active ingredients in therapeutic products for the treatment and management of diseases such as Rh incompatibility in newborns, rabies and hepatitis and in diagnostic products such as blood typing reagents and diagnostic test kits. Additionally, the Company, through its protein fractionation facility, provides a variety of proteins used in the manufacturing of diagnostic reagents and tissue culture media components for use as additives in biotech products.

     This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding: the use of transaction proceeds and the growth opportunities of the diagnostic and specialty therapeutic businesses and other operations. These forward-looking statements are subject to certain risks, uncertainties and other factors, including general market conditions. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company's filings with the Securities and Exchange Commission.

Serologicals is a registered trademark of Serologicals Royalty Company.

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